Item 30  Exhibit (h) i. a. 1. iv.

AMENDMENT TO PARTICIPATION AGREEMENT REGARDING RULES 30e-3 AND 498A

Massachusetts Mutual Life Insurance Company (the “Company”), a life insurance company organized under the laws of the Commonwealth of Massachusetts, AIM Variable Insurance Funds (Invesco Variable Insurance Funds) (the “Fund”), a Delaware business trust, and Invesco Distributors, Inc. (the “Underwriter”), a Delaware corporation, entered into a certain participation agreement dated April 30, 2004, as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of May 3, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Fund and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Fund (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Fund shareholder reports to Contract Owners, including hosting the website of certain fund materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act) (“Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements of paragraph (j) of Rule 498A) for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Fund prepares and provides the Fund Documents that are specified in Rules 30e-3 and 498A;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Fund, and the Underwriter hereby agree to amend the Participation Agreement as follows:

1.	Provision of Fund Documents; Website Posting.

(a)
Fund Documents. The Fund is responsible for preparing and providing to the Company the following “Fund Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)          Summary Prospectus for the Portfolios;

(ii)          Statutory Prospectus for the Portfolios;

(iii)          Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)          Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)          Complete Portfolio Holdings From Shareholder Reports Containing a Summary Schedule of Investments; and

(vi)          Portfolio Holdings For Most Recent First and Third Fiscal Quarters (together with the complete portfolio holdings specified in (v) above, the “Portfolio Holdings”).

(b)	Deadline for Providing, and Providing Current Versions of, Fund Documents.

(i)
The Fund shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii)
The Fund and the Underwriter shall provide the Shareholder Reports and Portfolio Holdings on a timely basis (to facilitate the required website posting). The Fund and the Underwriter represent and warrant that the Shareholder Reports provided to Contract Owners contain the Complete Portfolio Holdings.  If the Fund and Underwriter discontinue including the Complete Portfolio Holdings in the Shareholder Reports, they will promptly notify the Company.

(c)
Format of Fund Documents. The Fund and the Underwriter shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that are convenient for both reading online and printing on paper (in accordance with Rule 30e-3, Rule 498, and Rule 498A).

(d)
Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Fund and Underwriter fulfill their obligations under this Amendment.

(e)
Notice Fee.  The Fund and/or the Underwriter shall bear a proportionate cost of preparing and mailing the notices of availability of the Fund’s Reports to Contract Owners (the notices required by paragraph (c) of Rule 30e-3 through the payment of a Notice Fee to the Company in accordance with the First Amendment to the Financial Support Agreement dated May 24, 2019 (the “FSA”).

i.	Amount of Fee. The Notice Fee shall be calculated as a pro-rata share based on the number of Contract Owners invested in the Fund.

ii.	Payment of Fee. The Fund and/or the Underwriter shall pay the Notice Fee to the Company in accordance with the terms of the FSA.

iii.
Review and Renegotiation.  From time to time, the Parties shall review the Notice Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs of preparing and mailing the notices of availability of the Fund’s Shareholder Reports to Contract Owners (pursuant to paragraph (c) of Rule 30e-3).  The Parties agree to negotiate in good faith any change to the Notice Fee proposed by a Party.

(f)	Use of Summary Prospectuses.

(i)
The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii)	The Fund and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

2.	Provision of Fund Documents for Paper Delivery. The Fund and the Underwriter shall:

(a)
As the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 7 business days after the request from the Company is received by the Fund.

(b)
Alternatively, if requested by the Company in lieu thereof, the Fund or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of such printing to be borne by the Fund in accordance with Schedule A of the FSA.

(c)
Expenses for the for the costs of mailing the Fund Documents to Contract Owners and the costs of providing electronic documentation as set forth in this Section 2 shall be allocated in accordance with the Administrative Services Agreement.

3.
Portfolio Expense and Performance Data. The Fund shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration, sale and preparation of the annually updated registration statement of the Variable Contracts on a timely basis.  Without limiting the generality of the foregoing, the Fund shall provide each Portfolio’s expense and performance data necessary for the Company’s preparation of its annually updated registration statement on Forms N-4 and N-6 for the Variable Contracts on a timely basis, but in no event later than sixty (60) business days after the close of each Portfolio’s fiscal year.

4.	Construction of this Amendment; Participation Agreement.

(a)
This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)
To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

5.
Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

6.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Fund and Underwriter under this Amendment shall be joint and several.

The Company:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By:	/s/ Philip Michalowski
Print Name:	Philip Michalowski
Title:	Head of Annuity Product

The Fund:

AIM VARIABLE INSURANCE TRUST FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

By:	/s/ Jeffrey Kupor
Print Name:	Jeffrey Kupor
Title:	Sales Vice President, Chief Legal Officer and Secretary

The Underwriter:

INVESCO DISTRIBUTORS, INC.

By:	/s/ Nicole Filingeri
Print Name:	Nicole Filingeri
Title:	Vice President